Exhibit 99.1

ITG Reports First Quarter Results

New York, NY, April 16, 2003— Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based equity trading services, today announced that for the first quarter ended March 28, 2003, revenues were $73.5 million, net income was $6.5 million and diluted earnings per share were $0.14.

Reflecting weak stock market conditions, revenue per trading day compared to last year’s first quarter decreased 47% in POSIT and 27% in Client-Site Trading Products. Revenue per trading day increased by 19% for the Electronic Trading Desk, reflecting ITG’s acquisition of Hoenig in September 2002.

Excluding Hoenig, ITG’s total U.S. trading volume was 4.3 billion shares (averaging 71.0 million shares per trading day) compared to 6.0 billion shares in the first quarter of 2002 (averaging 99.8 million shares per trading day) and 5.4 billion shares in the fourth quarter of 2002 (averaging 82.6 million shares per trading day). On a consolidated basis including both Hoenig and international operations, ITG’s total trading volume was 8.2 billion shares for the first quarter of 2003 compared to 7.5 billion shares for the first quarter of 2002 and 9.7 billion shares in the fourth quarter of 2002.

Revenues for ITG’s international operations were $12.1 million for the first quarter of 2003 compared to $7.1 million for the first quarter of 2002. European revenues were $5.1 million in the first quarter of 2003 and $3.1 million in last year’s first quarter. First quarter revenues in Canada were $4.6 million compared to $3.0 million in the prior year period. Revenues in Australia were $1.2 million compared to $0.9 million and revenues in Asia (where ITG commenced trading in the second quarter of 2002) were $1.2 million. Pre-tax losses from International operations were $2.7 million for the first quarter of 2003 ($0.06 per share) vs. $3.4 million ($0.07 per share) in the first quarter of 2002.

For ITG overall, pre-tax margins were 16.7% compared to 38.7% in first quarter 2002. In the U.S., ITG’s pre-tax margins were 24.3% compared to 45.4% a year ago due to the substantial reduction in trading activity.

2003 Outlook

ITG says it is expecting a continuation of weak institutional trading volumes in the first half of 2003. For the full year, it will be difficult to improve significantly on current levels of revenues and earnings without improvement in the U.S. domestic equity market environment.

 “Despite the significant pressure on volumes and margins in this tough cycle, ITG continues to fund our long-term commitment to trading technology development and international expansion,” said Robert J. Russel, ITG President and Chief Executive Officer. “ITG is increasing its competitive advantage and building platforms for future growth through the investments we are making now in new technology-driven products, expanding our offering to the hedge fund sector and building new businesses in the major capital markets overseas.”

Conference Call

ITG has scheduled a conference call today at 10:30 a.m. EDT to discuss first quarter results and the outlook for 2003. Those wishing to listen to the call should dial (800) 314-7867 at least 10 minutes prior to the start of the call to ensure connection. For those unable to listen to the live broadcast of the call, a week-long replay will be available by dialing 888-203-1112 and entering the pass code 349534, and a two week-long replay will be available on ITG’s website at http://www.itginc.com starting approximately 2 hours after the completion of the call.

About ITG

ITG is headquartered in New York with offices in Boston, Los Angeles, Dublin, Hong Kong, London, Melbourne, Sydney, Tel Aviv and Toronto. As a leading provider of technology-based equity-trading services and transaction research to institutional investors and brokers, ITG services help clients to access liquidity, execute trades more efficiently, and make better trading decisions. ITG generates superior trading results for its clients through three lines of business. POSIT®, the world’s largest equity matching system, allows clients to trade confidentially. The Electronic Trading Desk is recognized as one of the leading program trading operations in the U.S. ITG’s leading-edge Client Site Trading Products allow users to implement their own trading strategies by providing direct electronic access to most sources of market liquidity. For additional information, visit http://www.itginc.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

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Boston • Dublin • Hong Kong • London • Los Angeles • Melbourne • New York • Sydney • Tel Aviv • Toronto

INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 28, 2003	March 31, 2002
Revenues:
Commissions:
POSIT	$24,720	$46,586
Electronic Trading Desk	27,332	23,036
Client Site Direct Access	18,996	26,012
Other	2,463	2,104
Total revenues	73,511	97,738

Expenses:
Compensation and employee benefits	28,768	26,161
Transaction processing	10,094	11,908
Software royalties	3,116	5,921
Occupancy and equipment	7,662	6,281
Telecommunications and data processing services	4,490	4,246
Other general and administrative	7,140	5,437
Total expenses	61,270	59,954

Income before income tax expense	12,241	37,784

Income tax expense	5,752	15,616

Net income	$6,489	$22,168

Earnings per share:

Basic	$0.14	$0.45

Diluted	$0.14	$0.45

Basic weighted average number of common shares outstanding	47,337	48,893

Diluted weighted average number of common shares outstanding	47,353	49,723

INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Financial Condition

(In thousands, except share amounts)

	March 28, 2003	December 31, 2002
	(unaudited)
Assets
Cash and cash equivalents	$175,176	$190,907
Securities owned, at fair value	86,454	75,644
Receivables from brokers, dealers and other, net	237,657	159,293
Investments in limited partnerships	26,396	26,104
Premises and equipment	27,274	28,999
Capitalized software	7,449	6,582
Goodwill and other intangibles	82,446	82,567
Deferred taxes	9,465	9,740
Other assets	13,507	14,418
Total assets	$665,824	$594,254

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$76,153	$83,350
Payables to brokers, dealers and other	212,440	139,138
Software royalties payable	3,160	4,122
Securities sold, not yet purchased, at fair value	17	37
Income taxes payable	15,843	11,098
Total liabilities	307,613	237,745
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, par value $0.01; shares authorized: 1,000,000; shares issued: none	—	—
Common stock, par value $0.01; shares authorized: 100,000,000; shares issued: 51,237,705 and 51,220,201 at March 28, 2003 and December 31, 2002, respectively	512	512
Additional paid-in capital	155,540	155,085
Retained earnings	298,514	292,025
Common stock held in treasury, at cost; shares: 4,047,158 and 3,689,722 at March 28, 2003 and December 31, 2002, respectively	(98,108)	(92,471)
Accumulated other comprehensive income:
Currency translation adjustment	1,753	1,358
Total stockholders’ equity	358,211	356,509
Total liabilities and stockholders’ equity	$665,824	$594,254